EXHIBIT 4.2


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We have issued our report dated November 15, 2007 on the statements of condition and related securities portfolios of Van Kampen Unit Trusts, Series 723 (The Dow Jones Large Cap Growth Strategy 2007-4, The Dow Jones Large Cap Value Strategy 2007-4 and S&P Capital Management Strategy 2007-4) as of November 15, 2007 contained in the Registration Statement on Form S-6 and Prospectus. We consent to the use of our report in the Registration Statement and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm."

                                                              Grant Thornton LLP

New York, New York
November 15, 2007